EX-11.01 - Statement Re: Computation of Earnings Per Share

                                                  Thirteen Weeks Ended
                                                   May 3,        May 4,
                                                   1997          1996
                                      -----------------------------------------
                                     (in thousands except for per share amounts)

Average shares outstanding                        63,344         44,967
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price                         986             --
                                                --------       --------
Total                                             64,330         44,967
                                                ========       ========

Income (loss) before extraordinary charge       $ 12,607       $ (2,952)
                                                ========       ========

Net income (loss)                               $  9,255       $ (2,952)
                                                ========       ========

Per share amounts:
  Income (loss) before extraordinary charge     $    .20       $   (.07)
                                                ========       ========

Net income (loss)                               $    .14       $   (.07)
                                                ========       ========